UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 23, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Pkwy, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy A Continued Listing Rule or Standard; Transfer of Listing.

On November 25, 2009, the Company received notice that the NYSE Amex LLC (the “Exchange”) had accepted the Company’s plan of compliance with respect to its previously disclosed deficiency with the Exchange’s continued listing standard set forth in Section 1003(a)(iv) of the NYSE Amex Company Guide.  The deficiency notice stated that the Company had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.  In accordance with applicable Exchange requirements, the Company submitted a plan of compliance to the Exchange on October 15, 1009 (with subsequent updates) setting forth the actions it has taken or would take to bring the Company into compliance with the standard set forth in Section 1003(a)(iv) of the Company Guide (the “Compliance Plan”) by March 15, 2010.

In addition, on November 23, 2009, the Company received a separate notice from the Exchange stating that the Company does not meet the continued listing standard set forth in Section 1003(a)(ii) of the Company Guide because it had stockholders’ equity of less than $4 million and losses from continuing operations in three of its four most recent fiscal years.  By letter dated June 25, 2009, the Exchange had previously advised the Company that it was not in compliance with Section 1003(a)(iii) of the Company Guide because it had stockholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years.  On September 15, 2009, the Exchange notified the Company that it had accepted the Company’s plan that would bring it into compliance with the continued listing requirements and granted the Company an extension until December 27, 2010 to regain compliance with Section 1003(a)(iii) of the Company Guide.  Due to the higher stockholders’ equity requirement of Section 1003(a)(iii), the Company is not required to submit an additional plan of compliance in connection with the deficiency relating to the $4 million stockholders’ equity standard.

As a result, and subject to certain other requirements and the discretion of the Exchange, the Company’s listing on the Exchange will be continued pursuant to extension to enable the Company to regain compliance with Section 1003(a)(iv) of the Company Guide by March 15, 2010 and with Sections 1003(a)(ii) and 1003(iii) of the Company Guide by December 27, 2010.  The Company may be subject to delisting proceedings if the Company is not in compliance with the continued listing standards within the appropriate time period, or if the Company does not make progress consistent with the Compliance Plan during the plan period, then the Exchange may initiate delisting proceedings.

The Company’s stock trading symbol will remain DDD on NYSE Amex; but will continue to include an indicator (.BC) as an extension to signify noncompliance with the continued listing standards. The .BC indicator will remain as an extension on the trading symbol until the Company has regained compliance with all applicable continued listing standards.

The Company issued a press release regarding the actions taken by the Exchange on November 30, 2009.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	SCOLR Pharma, Inc. press release, dated November 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: November 30, 2009	By:	/s/ Stephen J. Turner
Stephen J. Turner President and Chief Executive Officer